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                                                                    EXHIBIT 2.3


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         PLUM CREEK TIMBER COMPANY, INC.
                            (a Delaware corporation)

                                       AND

                       PLUM CREEK MANAGEMENT COMPANY, L.P.
                        (a Delaware limited partnership)

                  AGREEMENT AND PLAN OF MERGER, dated as of July 17, 1998, by and between Plum Creek Timber Company, Inc., a Delaware corporation (the "Corporation"), and Plum Creek Management Company, L.P., a Delaware limited partnership ("PCMC"), with reference to the following RECITALS:

         A. The partners of PCMC and the Board of Directors and the stockholder of the Corporation have each approved and adopted resolutions approving and adopting this Agreement of Merger in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the Delaware General Corporation Law (the "Delaware GCL").

         B. Concurrently herewith, Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Partnership") and Plum Creek Acquisition Partners, L.P., a Delaware limited partnership ("Merger LP") have entered into an agreement and plan of merger whereby the Partnership will merge with and into Merger LP.


         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and intending to be legally bound, agree as follows:

                  1. Parties to Merger. PCMC and the Corporation (such parties to the merger being hereinafter sometimes collectively referred to as the "Constituent Entities") shall effect a merger (the "Merger") in accordance with and subject to the terms and conditions of this Agreement of Merger (the "Agreement").



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                  2. Merger. At the Effective Time (as defined in Section 3
hereof), PCMC (which entity shall be, and is hereinafter sometimes referred to as, the "Disappear ing Entity") shall be merged with and into the Corporation (which latter entity shall be, and is hereinafter sometimes referred to as, the "Surviving Entity").

                  3. Filing and Effective Time. A certificate of merger and such other documents and instruments as are required by, and complying in all respects with, the Delaware RULPA and the Delaware GCL shall be filed in the Office of the Secretary of State of Delaware. The Merger shall become effective, following the filing of all such documents and instruments and as otherwise specified in such certificate of merger (the "Effective Time").

                  4. Effect of Merger. At the Effective Time, the separate existence of the Disappearing Entity shall cease, the Surviving Entity shall continue to be a corporation organized under and governed by the laws of the State of Delaware and the Merger shall have the effects provided therefor by the Delaware RULPA and the Delaware GCL.

                  5. Ownership Interests. At the Effective Time, the limited and general partnership interests of PCMC issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into 16,498,709 shares of common stock, par value $.01 per share, of the Corporation (the "Common Stock") and 634,566 shares of special voting stock, par value $.01 per share, of the Corporation (the "Special Voting Stock").

                  6. Issuance of Certificates. Promptly after the Effective Time, the Corporation will mail to all former partners of PCMC of record at the Effective Time a letter of transmittal containing instructions with respect to obtaining certificates representing shares of Common Stock and Special Voting Stock. Upon submitting a properly completed letter of transmittal, there will be issued and mailed to former partners of record at the Effective Time a certificate or certificates for shares of Common Stock and Special Voting Stock to which such holder is entitled. From and after the Effective Time, the issued and outstanding limited partner interest and general partner interest of PCMC will evidence only the right to receive shares of Common Stock and Special Voting Stock. No distributions or dividends with respect to the Common Stock or the Special Voting Stock payable to the holders of record thereof after the Effective Time will be paid to such partners until a properly completed letter of transmittal is submitted to the Corporation, at which time accumulated distributions or dividends will be paid, without interest, subject to any applicable escheat laws.



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                  7. Further Assurances. The Disappearing Entity shall at any time, or from time to time, as and when requested by the Surviving Entity, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Entity, all such conveyances, assignments, transfers, deeds, or other instruments, and shall take, or cause to be taken, such further or other action as the Surviving Entity, or its successors and assigns, may deem required or convenient in order to evidence the transfer, vesting or devolution of any property, right, privilege, immunity, power or purpose, or to vest or perfect in or confirm to the Surviving Entity, or its successors and assigns, title to and possession of all the properties, rights, privileges, immunities, powers and purposes of the Disappearing Entity and otherwise to carry out the intent and purposes hereof.

                  8. Termination. Notwithstanding approval by the partners of PCMC and the stockholder of the Corporation of this Agreement, this Agreement may be terminated at any time prior to the Effective Time upon agreement by the parties.

                  9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.



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                  IN WITNESS WHEREOF, the parties hereto, pursuant to the
approval and authority duly given by resolutions approved and adopted by their respective partners, where applicable, have duly executed this Agreement of Merger as of the day and year first written above.


                              PLUM CREEK TIMBER COMPANY, INC.


                              By: /s/ Rick R. Holley
                                  --------------------------------------------
                                  Name: Rick R. Holley
                                  Title: President and Chief Executive Officer

                              PLUM CREEK MANAGEMENT COMPANY, L.P.

                              By: Plum Creek Advisory Partners I, L.P.
                                  its General Partner

                              By: Plum Creek Advisory Corp. I
                                  its General Partner


                              By: /s/ William J. Patterson
                                  --------------------------------------------
                                  Name:  William J. Patterson
                                  Title:  Vice President